EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-157573 on Form S-3 and Registration Statements No. 333-61335, 333-01667, 333-75235, 333-37390, 333-85830, 333-85828, 333-85826, 333-85824, 333-85822, 333-85818, 333-85820, 333-108046, 333-120293, 333-129011, 333-145459, 333-154522, 333-154523, 333-159336, and 333-164230 on Form S-8 of our reports dated February 25, 2010, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to International Paper Company’s adoption of a new accounting standard), the consolidated financial statement schedule of International Paper Company, and the effectiveness of International Paper Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of International Paper Company for the year ended December 31, 2009.

Memphis, Tennessee

February 25, 2010